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                                                                    Exhibit 99.1


_________________
MBC
MIDDLEFIELD BANC
CORP.
_________________

CORPORATE OFFICE: 15985 EAST HIGH STREET, P. O. BOX 35(0)MIDDLEFIELD, OHIO 44062 440/632-1666 888/801-1666 440/632-1700 FAX

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   PRESS RELEASE
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Contact:   Thomas G. Caldwell             Donald L. Stacy
           President and CEO              Treasurer and Chief Financial Officer
           (440) 632-1666 Ext. 3200       (440) 632-1666 Ext. 3231

May 16, 2002


SUBJECT: MIDDLEFIELD BANC CORP. ANNOUNCES 5% STOCK DIVIDEND AND CASH DIVIDEND PAYMENT OF $0.18 PER SHARE, DIVIDEND REINVESTMENT PLAN

MIDDLEFIELD, OHIO ---- Middlefield Banc Corp. (Pink Sheets: MBCN) today announced that its Board of Directors has declared a 5 percent share dividend for shareholders of record on June 4, 2002 and a quarterly cash dividend payment of $0.18 per share.

On June 14, 2002, shareholders of record will receive additional stock shares equal to 5% of their present holdings plus payment representing any fractional shares on the record date. Payment of the second quarter dividend in the amount of $0.18 per share will be on total holdings including the new share dividend. This second quarter dividend represents a 34.9% increase over that paid during the same period in 2001. Thomas G. Caldwell, President and Chief Executive Officer stated, "We are very pleased to be able to reward our shareholders in this fashion. This stock dividend combined with an increased cash dividend reflects the positive historic growth of MBCN and our projections for continued growth in earning assets."

The Board of Directors has also authorized the creation of a Dividend Reinvestment Plan for the benefit of shareholders. Under the plan, shareholders of record will have the option to reinvest all or any part of their cash dividends into the purchase of additional shares at the last reported sale price. Additionally, optional cash payments of up to $5,000 per year will be permitted. It is anticipated that this plan, which will authorize no more than two hundred thousand (200,000) shares, will be formally introduced to shareholders by a prospectus filed with the Securities Exchange Commission during the third quarter of 2002. The company's announcement of this dividend reinvestment plan offering does not constitute an offer for sale of any securities. Any offer for sale of Middlefield Ban Corp.'s stock through the Dividend Reinvestment Plan will be communicated to shareholders of record solely through a prospectus.

The Annual Meeting of Middlefield Banc Corp. was held on May 15, 2002. During the meeting, shareholders reelected three directors to the board. They are Frances H. Frank, Secretary and Treasurer of The Frank Agency, Inc.; Thomas C. Halstead, Co-owner of Settlers' Farm; and Donald E. Villers, retired from Copperweld Steel.

Headquarted in Middlefield, Ohio, Middlefield Banc Corp. is a one-bank holding company for The Middlefield Banking Company. The Middlefield Banking Company , operates five full service banking offices in Chardon, Garrettsville, Mantua and Middlefield, Ohio. Middlefield Banc Corp. trades under the symbol MBCN.

The information contained in this press release contains forward-looking statements regarding future performance which are not historical facts and which involve risk and uncertainties. Actual results and performance could differ materially from those contemplated by these forward looking statements.